SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2006

INTERNATIONAL SMART SOURCING, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14753	11-3423157
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

320 Broad Hollow Road Farmingdale, New York		11735
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (631) 293-4650

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement

          On May 8, 2006, the Company entered into a stock purchase agreement with ISSI Holdings LLC (the “Stock Purchase Agreement”) whereby it agreed to sell all of the outstanding shares of common stock of its three wholly owned subsidiaries: Electronic Hardware Corp., Smart Sourcing, Inc., and Compact Disc Packaging Corp. (collectively, the “Subsidiaries”).  ISSI Holdings LLC, a Delaware limited liability company, is owned, in part and/or managed, by David Kassel, Harry Goodman, David Hale, Andrew Franzone, Steve Sgammato and Mark Mandel who are officers, directors, stockholders and/or consultants to the Company.

          Pursuant to the Stock Purchase Agreement, the Company will sell to ISSI Holdings LLC all of the shares of the common stock of the Subsidiaries in exchange for a cash deposit in the amount of $50,000 upon execution of the Stock Purchase Agreement and at the closing (i) the sum of One Million Four Hundred Fifty Thousand ($1,450,000) Dollars in cash, (ii) 7,925,000 shares of common stock of the Company currently owned by certain members and/or managers of ISSI Holdings LLC and their spouses and (iii) assumption by ISSI Holdings LLC of the outstanding obligations under certain promissory notes of the Company in favor of certain members and/or managers of ISSI Holdings LLC.  As further consideration the Company will receive 50% of the net income of the Subsidiaries in excess of $1,200,000 for the period commencing on January 1, 2006 and ending on December 31, 2006.   The Stock Purchase Agreement provides that, upon the termination of the Stock Purchase Agreement under certain circumstances, the Company would be required to pay ISSI Holdings LLC a termination fee of $150,000 and under certain circumstances, ISSI Holdings, LLC would be required to pay the Company a termination fee of $150,000.

          In connection with the execution of the Stock Purchase Agreement, ISSI Holdings LLC, Messrs. Kassel, Franzone Goodman, Dorothy Goodman and Maryann Franzone entered into a Voting Agreement with the Company pursuant to which they agreed to vote their shares of Company common stock in favor of the transaction.  The consent of the majority of the stockholders of the Company as well as the consent of the majority of the stockholders who are not affiliated with ISSI Holdings LLC is a requirement of the Stock Purchase Agreement and will be solicited at the annual meeting of stockholders which will take place on June 21, 2006.

          Mr. Hale will continue as a director of the Company and will remain an officer of the Company on an interim basis.  Messrs. Franzone and Goodman will resign as officers and directors of the Company at the closing of the transaction.  Mr. Sgammato will resign as an officer of the Company at the closing of the transaction.  Mr. Kassel is not being nominated for re-election as a director at the annual meeting of stockholders.

          As the Company is a holding company and the shares of the Subsidiaries held by the Company constitute substantially all of the Company’s assets, after the sale of the shares of the Subsidiaries to ISSI Holdings LLC, the Company will continue to exist as a shell company with no subsidiaries and no business operations.

          The Company intends to invest its resources in the acquisition of additional operating businesses.  Toward that end, on March 24, 2006, the Company has entered into a nonbinding letter of intent for the purchase of Charter Fabrics, Inc., a turn-key operation for worldwide sourcing in the textile and cosmetic industries, with a specialty in Asia.  However, there is no assurance that the Company will consummate a transaction with Charter Fabrics, Inc. or any other transaction.

          The foregoing description of the Stock Purchase Agreement and the Voting Agreement is not complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement and the Voting Agreement, which are filed as Exhibits A and B to the preliminary proxy statement filed by the Company on May 8, 2006, and is incorporated herein by reference.

          Additional Information About the Transaction and Where to Find It

          International Smart Sourcing, Inc. filed a preliminary proxy statement in connection with the proposed transaction on May 8, 2006.  The proposed transaction will be submitted to the stockholders of International Smart Sourcing, Inc. for approval at the annual meeting of stockholders on June 21, 2006.  The proxy statement materials and other relevant materials, and the executed Stock Purchase Agreement, may be obtained free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by International Smart Sourcing, Inc. by written request directed to: David Hale, International Smart Sourcing, Inc., 320 Broad Hollow Road, Farmingdale, New York 11735

          STOCKHOLDERS OF INTERNATIONAL SMART SOURCING, INC. ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

          Stockholders are urged to read the proxy statement and other relevant materials before making any voting or investment decisions with respect to the proposed transaction.  The officers and directors of the Company have interests in the proposed transaction, some of which differ from, and are in addition to, those of the Company’s stockholders generally. In addition, the Company and its officers and directors may be participating or may be deemed to be participating in the solicitation of consents from the stockholders of the Company in connection with the proposed transaction.  Information about the officers and directors of the Company, their relationship with the Company and their beneficial ownership of securities of the Company will be set forth in the proxy statement materials filed with the Securities and Exchange Commission. Stockholders may obtain additional information regarding the direct and indirect interests of the Company and its officers and directors in the proposed transaction by reading the proxy statement materials relating to the transaction.

Exhibits

99.1     Press Release dated May 9, 2006

Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 9, 2006

INTERNATIONAL SMART SOURCING, INC.

	By:	/s/ DAVID HALE

David Hale
Chairman of the Board of Directors, President and Acting Chief Financial Officer